Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (“pro forma financial statements”) of Consolidated Communications Holdings, Inc. (“Consolidated”) and Enventis Corporation, formerly known as Hickory Tech Corporation (“Enventis”), have been prepared to reflect Consolidated’s acquisition of Enventis (the “Merger”), based on the acquisition method of accounting, with Consolidated treated as the acquirer.  The pro forma financial statements utilize the historical consolidated financial statements of Consolidated and Enventis.  The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statement of income, that are expected to have a continuing impact.  The unaudited pro forma condensed combined statements of income, which have been prepared for the nine months ended September 30, 2014 and the year ended December 31, 2013, give effect to the Merger as if it had occurred on January 1, 2013.  The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2014 and gives effect to the Merger as if it had occurred on that date.

The pro forma adjustments related to the Merger are based upon preliminary estimates, and are pending the completion of the valuations of the tangible and intangible assets acquired and liabilities assumed.  Actual results are expected to differ from these preliminary estimates once Consolidated has completed the valuation studies necessary to finalize the fair value estimates.  There can be no assurances that such finalization of the valuation studies will not result in material changes.  Consolidated performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in Enventis’ historical financial statements to Consolidated’s accounting policies and presentation.  The review of the accounting policies and presentation is not yet complete and additional policy differences may be identified when completed.

These pro forma financial statements should be read in conjunction with Consolidated’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014.  Additionally, these pro forma financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Enventis included in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, which are incorporated by reference in this filing.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The pro forma financial statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(amounts in thousands, except per share amounts)

	Consolidated Communications	Enventis Corporation	Pro Forma Adjustments	Note 3	Pro Forma Combined

Operating revenues	$449,724	$148,373	$—		$598,097
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	267,593	113,405	(3,500)	(b)	377,498
Depreciation and amortization	106,515	22,557	13,010	(c)	142,082
Total operating expenses	374,108	135,962	9,510		519,580
Operating income	75,616	12,411	(9,510)		78,517
Other income (expense):
Interest expense, net of interest income	(60,280)	(2,993)	(2,281)	(d)	(65,554)
Investment income	25,964	—	—		25,964
Other, net	(862)	—	—		(862)
Income before income taxes	40,438	9,418	(11,792)		38,064
Income tax expense	14,380	3,832	(4,599)	(e)	13,613
Net income	26,058	5,586	(7,193)		24,451
Less: net income attributable to noncontrolling interest	285	—	—		285
Net income attributable to common stockholders	$25,773	$5,586	$(7,193)		$24,166

Net income per common share attributable to common shareholders:
Net income per common share - basic	$0.63	$0.41	n/a		$0.48

Net income per common share - diluted	$0.63	$0.41	n/a		$0.48

Shares of common stock used to calculate earnings per share:
Basic	39,877	13,634	(3,490)	(f)	50,021
Diluted	39,877	13,696	(3,552)	(f)	50,021

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013

(amounts in thousands, except per share amounts)

	Consolidated Communications	Enventis Corporation	Pro Forma Adjustments	Note 3	Pro Forma Combined

Operating revenues	$601,577	$189,200	$—		$790,777
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	358,642	142,260	—		500,902
Depreciation and amortization	139,274	29,322	18,101	(c)	186,697
Total operating expenses	497,916	171,582	18,101		687,599
Operating income	103,661	17,618	(18,101)		103,178
Other income (expense):
Interest expense, net of interest income	(85,767)	(4,600)	(3,879)	(d)	(94,246)
Loss on extinguishment of debt	(7,657)	—	—		(7,657)
Investment income	37,695	—	—		37,695
Other, net	(456)	—	—		(456)
Income before income taxes	47,476	13,018	(21,981)		38,513
Income tax expense	17,512	5,286	(8,572)	(e)	14,226
Income from continuing operations	29,964	7,732	(13,408)		24,288
Less: net income attributable to noncontrolling interest	330	—	—		330
Income from continuing operations attributable to common stockholders	$29,634	$7,732	$(13,408)		$23,958

Income from continuing operations per common share attributable to common shareholders:
Income from continuing operations - basic	$0.73	$0.57	n/a		$0.48

Income from continuing operations - diluted	$0.73	$0.57	n/a		$0.48

Shares of common stock used to calculate earnings per share:
Basic	39,764	13,548	(3,404)	(f)	49,908
Diluted	39,764	13,606	(3,462)	(f)	49,908

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(amounts in thousands)

	Consolidated Communications	Enventis Corporation	Pro Forma Adjustments	Note 4	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$4,890	$3,870	$(8,636)	(b)	$124
Restricted cash	204,803		(204,803)	(b)	—
Accounts receivable, net	51,388	34,397			85,785
Inventories	—	4,343	(4,343)	(a)	—
Income tax receivable	804	4,929			5,733
Deferred income taxes	8,905	2,377			11,282
Prepaid expenses and other current assets	13,756	4,357	4,343	(a)	22,456
Total current assets	284,546	54,273	(213,439)		125,380

Property, plant and equipment, net	859,620	178,686	2,455	(a)	1,141,358
			100,597	(c)
Investments	113,594	3,594	(1,056)	(c)	116,132

Intangible and other assets:
Goodwill	603,446	29,028	136,721	(c)	769,195
Other intangible assets, net	33,018	3,629	16,941	(c)	53,588
Deferred debt issuance costs, net and other assets	19,231	6,412	(2,455)	(a)	23,218
			60	(c)
			(30)	(d)
	655,695	39,069	151,237		846,001
	$1,913,455	$275,622	$39,794		$2,228,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,991	$3,470			$8,461
Extended term payable	—	15,539			15,539
Advance billings and deferred revenues	23,512	5,257			28,769
Dividends payable	15,607	—			15,607
Accrued compensation	17,534	—	4,947	(a)	22,481
Accrued interest	12,433	61			12,494
Accrued expense	33,008	10,573	(4,947)	(a)	36,734
			(1,900)	(b)
Current portion of long-term debt and capital lease obligations	9,809	1,451	(1,353)	(e)	9,907
Current portion of derivative liability	877	614			1,491
Total current liabilities	117,771	36,965	(3,253)		151,483

Long-term debt and capital lease obligations	1,407,354	136,610	(175,076)	(e)	1,368,888
Deferred income taxes	180,204	37,260	35,062	(f)	252,526
Pension and other post-retirement benefits	60,822	12,273	(4,080)	(c)	69,015
Other liabilities and deferred revenues	12,463	2,712	200	(c)	15,375

Total stockholders’ equity	134,841	49,802	(11,500)	(g)	371,584
			(9,416)	(g)
			207,857	(g)
	$1,913,455	$275,622	$39,794		$2,228,871

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(amounts in thousands, except per share amounts)

1.             Description of the Transaction

On October 16, 2014, Consolidated Communications Holdings, Inc. (“Consolidated”) completed its acquisition of Enventis Corporation, formerly Hickory Tech Corporation (“Enventis”).  Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated June 29, 2014, Sky Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Consolidated, merged with and into Enventis, with Enventis as the surviving entity (the “Merger”).  As a result of the Merger, the separate corporate existence of Merger Sub ceased, and Enventis will continue as the surviving corporation and a wholly-owned subsidiary of Consolidated.

At the effective time of the Merger, each share of Enventis common stock converted into the right to receive 0.7402 shares of common stock, par value $0.01 per share, of Consolidated and cash in lieu of fractional shares, as set forth in the Merger Agreement.

Consolidated will account for its acquisition of Enventis using the acquisition method of accounting.  The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and the year ended December 31, 2013 give effect to the Merger as if it had occurred on January 1, 2013.  The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2014 and gives effect to the Merger as if it had occurred on that date.

The pro forma adjustments reflect preliminary estimates of the fair value of the consideration transferred, the assets acquired and the liabilities assumed, which are expected to change upon finalization of appraisals and other valuation studies.  The final pro forma adjustments will be based on the fair value of the consideration transferred and the assets and liabilities that existed as of the effective time of the Merger. The final adjustments could be materially different from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined statements of income include certain accounting adjustments related to the Merger that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization on the acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the Merger, amortization of deferred financing fees incurred in connection with the new borrowings and the tax impact of these pro forma adjustments.

The unaudited pro forma condensed combined statements of income do not reflect certain adjustments that are expected to result from the Merger that may be significant, such as costs that may be incurred by Consolidated for integration and restructuring efforts, as well as payments under certain change in control agreements or other contingent payments to certain Enventis employees, because they are considered to be of a non-recurring nature.

Upon completion of the Merger or shortly thereafter, various triggering events occurred which will result in the payment of various change in control payments and other contingent payments to certain Enventis employees.  The estimated cash payments under these agreements will be approximately $6,200 of which $1,000 was paid shortly after the close with the remaining $5,200 to be paid in the second quarter of 2015.  No adjustment has been included in the pro forma financial statements for these payments.

The summary pro forma financial information does not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger.  The transaction is expected to generate annual operating synergies of approximately $14,000, which are expected to be achieved on a run-rate basis by the end of the second year after close. Consolidated also expects to incur merger and integration costs, excluding closing costs, of approximately $8,200 in operating expenses and $5,200 in capital expenditures over the first two years following the close. However, no assurance can be given with respect to the ultimate level of such synergies or costs or the timing of their realization.

2.             Preliminary Purchase Consideration and Related Allocation

The following is the calculation of the preliminary purchase price for the acquisition of Enventis:

Number of shares of Enventis common stock and equity awards outstanding at the effective time of the Merger	13,704
Exchange ratio	0.7402
Number of shares of Consolidated common stock issued to holders of Enventis common stock	10,144
Consolidated closing common stock price on October 15, 2014	$25.40
Stock value issued to Enventis shareholders	$257,659
Cash consideration for fractional shares	23
Repayment of Enventis debt	149,917
Estimated purchase price	$407,599

The estimated fair value of the tangible and intangible assets acquired and liabilities assumed on a preliminary basis are as follows:

Assets:
Accounts receivable	$34,397
Other current assets	19,876
Property, plant and equipment	279,283
Goodwill	165,749
Customer relationships and tradenames	20,570
Other assets	6,808
Total assets	526,683

Liabilities:
Current liabilities	35,612
Deferred income taxes	72,322
Pension and other postretirement obligations	8,193
Other long-term liabilities	2,957
Total liabilities	119,084

Net fair value of assets acquired	$407,599

For purposes of preparing the pro forma financial statements, the estimated fair value of the assets acquired and the liabilities assumed are based on their preliminary estimated fair value as of September 30, 2014.  The final amount recorded will be based on the fair values of the assets acquired and liabilities assumed as of October 16, 2014 and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of Enventis’ assets and liabilities including the amount of debt outstanding and changes in fair value assumptions prior to the completion of the valuation studies.  Accordingly, the preliminary estimated fair values of the purchase price and the assets and liabilities recorded are subject to change pending additional information that may be developed by Consolidated and Enventis.  Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

3.             Pro Forma Adjustments — Statements of Income

The following pro forma adjustments included in the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and the year ended December 31, 2013 give effect to the Merger as if it had occurred on January 1, 2013:

(a)     Accounting Policies and Presentation

In connection with the Merger, a preliminary review of the accounting policies and presentation of the financial statements of Enventis has been performed.  Based on this review, no adjustments were necessary to conform the Enventis statements of income to the Consolidated accounting policies and presentation.  The final results of the complete review of accounting policies and presentation may result in identifying differences that, when conformed, could have a material effect on the combined financial statements.

(b)     Transaction Costs

The pro forma adjustment reflects the removal of transaction costs that were incurred by Consolidated and Enventis directly related to the Merger during the nine months ended September 30, 2014.  These costs have been excluded from the unaudited pro forma condensed combined statements of income since they are considered to be of a non-recurring nature.

(c)      Depreciation and Amortization

The pro forma adjustments to depreciation and amortization reflect the removal of the historical basis of depreciation and amortization for the Enventis assets and the recognition of the new depreciation and amortization expense for property and equipment and finite-lived intangible assets acquired in the Merger, based on the estimated fair value of these.  The following table summarizes the pro forma adjustments to depreciation and amortization:

	Nine Months
	Ended	Year Ended
	September 30, 2014	December 31, 2013
Remove historical depreciation and amortization	$(22,557)	$(29,322)
Record new depreciation and amortization	35,567	47,423
	$13,010	$18,101

(d)     Interest Expense

The pro forma adjustments to interest expense, as summarized in the following table, reflect the removal of historical interest expense of Enventis, the removal of historical interest expense of Consolidated for the repurchase of a portion of its existing senior notes and the additional interest expense resulting from the new borrowings to finance the Merger, as described below.  The pro forma adjustments are based on the amounts borrowed and the interest rates in effect at the closing of the Merger.

	Estimated		Nine Months
	Principal		Ended	Year Ended
	Outstanding	Interest Rate	September 30, 2014	December 31, 2013
Removal of historical interest expense for:
Enventis interest expense including amortization of deferred financing costs			$(2,992)	$(4,594)
Consolidated repurchase of 2020 Notes			(3,946)	(5,219)
Consolidated amortization of debt issuance costs for bridge loan			(1,050)	—
Recording of new interest expense for:
Issuance of senior notes	$200,000	6.50%	9,750	13,000
Borrowings from revolving credit facility	$8,000	3.16%	190	253
Amortization of debt issuance costs:
Amortization of debt issuance costs on new senior notes			329	439
Net adjustment to interest expense			$2,281	$3,879

In connection with the Merger, on September 18, 2014, Consolidated completed an offering of $200,000 aggregate principal amount of its 6.50% senior notes due 2022 (the “2022 Notes”).  The proceeds of the 2022 Notes offering were placed in an escrow account pending the consummation of the Merger.  At September 30, 2014, the escrow funds were included in restricted cash in Consolidated’s historical condensed consolidated balance sheet.  On October 16, 2014, the net proceeds of the offering were released from escrow and used to (i) pay the fees and expenses in connection with the Merger, (ii) repay existing indebtedness of Enventis, and (iii) repurchase, together with cash on hand, $46,754 of Consolidated’s outstanding 10.875% Senior Notes due 2020 (the “2020 Notes”).  The 2020 Notes were repurchased at a price of 116.75%, including premium and fees, for $54,585 resulting in a loss on the partial extinguishment of debt of $9,416, which includes the unamortized discount and deferred financing costs associated with the repurchased notes.  The pro forma adjustments are based on the issuance of the new borrowings and the repurchase of the existing notes as if such events had occurred on January 1, 2013.  The unaudited pro forma condensed combined statements of income do not reflect a pro forma adjustment for the loss on the partial extinguishment of debt as it is considered to be nonrecurring.

Consolidated also used $8,000 in borrowings from its $75,000 secured revolving credit facility to fund transaction costs related to the Merger.  An increase or decrease of 0.125% in the interest rate on the revolving credit facility would change annual pro forma interest expense by $10.

For all periods presented, pro forma interest expense includes the amortization of expected financing costs of $3,514 related to the issuance of the 2022 Notes based on a term of 8 years.  Pro forma interest expense excludes amortization of financing costs of $1,050 incurred during the nine months ended September 30, 2014 related to the $140,000 senior unsecured bridge loan facility commitment (“Bridge Facility”) entered into in connection with the Merger.  As anticipated, financing for the Merger was completed through the 2022 Notes offering, which replaced the Bridge Facility on the date of the Merger.

(e)      Income Tax Expense

The blended effective tax rate applied to the pro forma adjustments related to the Merger and related financing is 39% for the periods presented.

(f)      Earnings Per Share

The pro forma adjustment reflects the change in outstanding shares to calculate basic and dilutive earnings per share based on the Merger:

	Nine Months
	Ended	Year Ended
	September 30, 2014	December 31, 2013
Shares Used in Basic Earnings Per Share

Cancellation of Enventis shares	(13,634)	(13,548)
Issuance of Consolidated shares	10,144	10,144
	(3,490)	(3,404)

Shares Used in Diluted Earnings Per Share

Cancellation of Enventis shares	(13,696)	(13,606)
Issuance of Consolidated shares	10,144	10,144
	(3,552)	(3,462)

4.             Pro Forma Adjustments — Balance Sheet

The following are the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2014 and give effect to the Merger as if it had occurred on that date:

(a)   Accounting Policies and Presentation

In connection with the Merger, a preliminary review of the accounting policies and presentation of the financial statements of Enventis has been performed to conform to those of Consolidated.  Based on this review, certain amounts included in Enventis’ historical balance sheet have been reclassified to conform to the Consolidated accounting policies and presentation.  The pro forma adjustments reflect the reclassification of Enventis inventory to other current assets, materials and supplies from deferred debt issuance costs, net and other assets to property, plant and equipment and the reclassification of accrued compensation from accrued expense.

The final results of the complete review of accounting policies and presentation may result in additional differences.  There can be no assurances that such finalization will not result in material differences.

(b)   Cash

Pro forma adjustments to cash are the result of proceeds from the issuance of debt, cash used to fund the acquisition of Enventis, estimated transaction costs and costs associated with entering into the new credit facilities.  Following is a preliminary estimate of net cash used for the Merger:

Funds held in escrow account related to note offering	$204,803
Borrowings on revolving credit facility	8,000
Retirement of Enventis debt	(149,917)
Repurchase of 2020 Notes	(54,585)
Deferred financing costs - bridge loan facility	(1,400)
Deferred financing costs - senior notes issuance	(3,514)
Estimated transaction costs	(12,000)
Cash portion of the purchase price	(23)
Net cash used	$(8,636)

As described above, the proceeds of the 2022 Notes offering and required deposits for fees and interest were placed in an escrow account pending the consummation of the Merger and were included in restricted cash in Consolidated’s historical condensed consolidated balance sheet at September 30, 2014. On October 16, 2014 with the completion of the Merger, the proceeds were released from escrow and used to fund the Merger. The cash payment for the retirement of Enventis debt represents the amount of long-term debt outstanding as of the close date of the Merger, which is an increase of $12,000 from the amount outstanding and included in the unaudited pro forma condensed combined balance sheet at September 30, 2014.

At September 30, 2014, deferred financing costs related to the bridge loan facility of $1,400 and transaction costs of $500 were incurred but unpaid and were included in the historical accrued expense in the unaudited pro forma condensed combined balance sheet.

(c)   Fair Value Estimates

The pro forma adjustments reflect the preliminary estimated fair values for the net assets to be acquired.  These estimates are preliminary and are subject to change upon completion of the valuation process.

Increase to property, plant and equipment	$100,597
Increase in customer relationships and tradenames	16,941
Decrease in investments	(1,056)
Increase in other assets	60
Decrease in pension and other post retirement benefits	(4,080)
Increase in other long term liabilities	200
Increase in deferred income taxes	35,062

Goodwill:
Increase in goodwill	$165,749
Remove historical Enventis goodwill	(29,028)
$136,721

Goodwill reflects the preliminary estimate of the excess of the purchase price paid over the fair value of the identifiable assets acquired and liabilities assumed, and is not be amortized but will be assessed at least annually for impairment.  Goodwill is not expected to be deductible for income tax purposes.

(d)   Deferred Financing Costs

The pro forma adjustments to deferred financing costs and other assets are as follows:

Removal of Enventis deferred financing costs	$(2,202)
Removal of costs associated with the repurchase of the 2020 Notes	(1,342)
New deferred financing costs associated with the senior notes	3,514
$(30)

(e)   Debt

The pro forma adjustments to reflect the payment and incurrence of debt are as follows:

Non-current portion:
Repayment of existing Enventis credit facility	$(136,565)
Repurchase of 2020 Notes and removal of associated discount	(46,511)
Borrowings on revolving credit facility	8,000
Adjustment to non-current portion of long-term debt	$(175,076)

Current portion:
Repayment of existing Enventis credit facility	$(1,353)

(f)    Income Taxes

The pro forma adjustments reflect the income tax impact assuming a marginal combined state and federal tax rate of approximately 39% of the pro forma adjustments resulting from the Merger. The pro forma adjustment to long-term deferred tax liabilities reflect the change in fair value of the net assets to be acquired.

(g)   Stockholders’ Equity

The pro forma stockholders’ equity reflects the following adjustments:

Expected transaction costs of $15,000, less costs incurred to date of $3,500	$(11,500)

Loss on extinguishment of debt related to the repurchase of 2020 Notes	$(9,416)

Equity issued to Enventis shareholders	$257,659
Elimination of historical Enventis shareholders’ equity	(49,802)
$207,857

Transaction costs incurred in connection with the Merger have not been assessed for deductibility for income tax purposes and accordingly are assumed to be nondeductible for pro forma purposes.